                                    EXHIBIT 99.2

                                     SCHEDULE E

Schedule E shows, as of December 31, 1997, properties acquired by "Trudy Pat" programs in the three most recent years through foreclosure of defaulted loans or acceptance of a deed in lieu of foreclosure of defaulted loans.
None of the programs have investment objectives similar to those of the Company. Prospective investors should be aware that the results of these programs are not necessarily indicative of the potential results of the Company.

                                                         Yosemite/Ahwahnee I                        Yosemite/Ahwahnee II
                                                         -------------------                        --------------------
 1.   Name, location and type of property    660 acres located in Madera County,         990 acres located in Madera County,
                                             California.  Improvement consisted of 47    California.  Improvements consisted of an
                                             finished lots with roads and utilities.(1)  18-hole golf course with clubhouse, pro shop, recreational vehicle area with roads
                                                                                         and utilities.(1)

 2.   Date of foreclosure                    September 19, 1995                          September 19, 1995

 3.   Balance of loan due including
      interest accrued through foreclosure
      date                                   $    7,954,629                              $    17,388,470

 4.   Acquisition price(2)                   $    7,954,629                              $    17,383,470

 5.   Foreclosure costs expensed             $    19,113.49                              $    38,226.99

 6.   Foreclosure costs capitalized          None                                        None

 7.   Total acquisition costs(3)             $    19,113.49                              $    38,226.99

------------------
(1)  These parcels are adjacent to each other.
(2)  Same as balance of loan due plus accrued interest through foreclosure date.

(3)  Total of lines 5 and 6.

                                    EXHIBIT 99.2

                                                         Cypress Lakes
                                                         -------------
 1.   Name, location and type of property     660 acres located in Contra
                                              Costa County, California.
                                              Planned for a golf course and
                                              1,330 residential units

 2.   Date of foreclosure                     July 14, 1995

 3.   Balance of loan due including interest
      accrued through foreclosure date        $18,183,404

 4.   Acquisition price(2)                    $18,183,404

 5.   Foreclosure costs expensed              $31,783.18

 6.   Foreclosure costs capitalized           None

 7.   Total acquisition costs(3)              $31,783.18